Exhibit 99.1
Recursion Provides Business Updates and Reports Second Quarter 2022 Financial Results

•Actively enrolling participants in our Phase 2/3 clinical trial for the potential treatment of progressive NF2-mutated meningiomas
•On track to initiate our Phase 2 clinical trial for the potential treatment of FAP in the third quarter of 2022
•U.S. FDA granted Recursion Fast Track designation and the European Commission granted Recursion Orphan Drug Designation for REC-4881 for the potential treatment of FAP
•On track to initiate our Phase 1 clinical trial for the potential treatment of Clostridium difficile colitis in the second half of 2022

SALT LAKE CITY, August 9, 2022 — Recursion (Nasdaq: RXRX), the clinical-stage biotechnology company industrializing drug discovery by decoding biology, today reported business updates and financial results for its second quarter ending June 30, 2022.

“Recursion continues to make progress in advancing its clinical programs, including initiating a Phase 2 trial for NF2-mutated meningiomas and receiving U.S. FDA Fast Track and European Commission Orphan Drug designations for REC-4881 for the potential treatment of FAP,” said Chris Gibson, Ph.D., Co-Founder & CEO at Recursion. “In the context of continued capital markets friction we are increasingly focusing our pipeline around rapidly deliverable oncology programs. We also continue to lead the digital transformation of drug discovery by building additional capabilities into our Recursion OS platform, including scaling our transcriptomics hit validation platform to up to 13 thousand near-whole exomes per week and advancing our ChemOS systems by preparing to install our scalable and automated drug metabolism and pharmacokinetics platform. Across our diverse platform that spans target and hit discovery through optimization and translation, we have now generated and control over 16 petabytes of proprietary biological and chemical data and 2.4 trillion predicted biological and chemical relationships, helping us turn the bespoke, artisanal and serial process of drug discovery into a search and validation problem.”

Stage of Development
CLINICAL
PRECLINICAL
LATE DISCOVERY
EARLY DISCOVERY
FAMILIAL ADENOMATOUS POLYPOSIS
(APC; est. 50K)
KRAS/STK11-DRIVEN CHECKPOINT RESISTANCE
(KRAS/STK11; est. 12K)
MYC-DRIVEN ONCOLOGY
(MYC; est. 54K⁵)
CANCER IMMUNOTHERAPY TARGET ALPHA
(Multiple; 72K⁶)
CANCER IMMUNOTHERAPY TARGET BETA
(Multiple; 15K⁶)
HEPATOCELLULAR CARCINOMA
(Undisclosed; 4K)
HRD-NEGATIVE OVARIAN CANCER
OVARIAN CANCER
CEREBRAL CAVERNOUS MALFORMATION
(CCM; est. 360K¹)
NEUROFIBROMATOSIS TYPE 2
(NF2; est. 33K²)
GM2 GANGLIOSIDOSIS
(HEXA/HEXB; est. 400³)
CLOSTRIDIUM DIFFICILE COLITIS
(est. 720K)
CMT TYPE 2A
(MFN2; est. 15K⁴)
BATTEN DISEASE
4 PROGRAMS
9 PROGRAMS
5 PROGRAMS
4 PROGRAMS
Neuroscience
4 TOTAL PROGRAMS
Oncology
17 TOTAL PROGRAMS
Rare & Other
11 TOTAL PROGRAMS
Inflammation & Immunology
4 TOTAL PROGRAMS
Therapeutic Area

All populations are US and EU5 incidence unless otherwise noted. EU5 is defined as France, Germany, Italy, Spain and UK. (1) Prevalence for hereditary and sporadic symptomatic population. (2) Annual US and EU5 incidence for all *NF2* driven meningiomas. (3) Worldwide prevalence; conducting dose optimization study in animal model with a potential trial start in 2024. (4) US and EU5 prevalence. (5) Our program has the potential to address a number of indications driven by *MYC* alterations, totalling 54,000 patients in the US and EU5 annually. We have not finalized a target product profile for a specific indication. (6) Our program has the potential to address a number of indications in this space. Two programs in Other (*Clostridium difficile* colitis and an early discovery program) were combined with Rare Disease.

Summary of Business Highlights

•Internal Pipeline
◦Cerebral cavernous malformation (CCM) (REC-994): In March 2022, we announced the initiation of our Phase 2 SYCAMORE clinical trial, which is a double-blind, placebo-controlled safety, tolerability and exploratory efficacy study of this drug candidate in 60 participants with CCM. At this time, we continue to actively enroll participants.
◦Neurofibromatosis type 2 (NF2) (REC-2282): In June 2022 at the Children's Tumor Foundation NF Conference, we announced the initiation of our Phase 2/3 POPLAR clinical trial, which is a parallel group, two stage, randomized, multicenter study of this drug candidate in approximately 90 participants with progressive NF2-mutated meningiomas. At this time, we continue to actively enroll participants.
◦Familial adenomatous polyposis (FAP) (REC-4881): We are on track to initiate a Phase 2, randomized, double-blind, placebo-controlled study to evaluate safety, pharmacokinetics and exploratory efficacy of this drug candidate in FAP in the third quarter of 2022. Recently, the U.S. Food and Drug Administration (FDA) granted Recursion Fast Track designation and the European Commission granted Recursion Orphan Drug Designation for REC-4881 for the potential treatment of FAP.
◦Clostridium difficile colitis (REC-3964): We made progress in IND-enabling studies for REC-3964 and are on track to initiate a Phase 1 study in the second half of 2022.
◦Oncology pipeline: We continue to focus our pipeline on oncology and oncology-like programs while advancing numerous programs discovered using our next generation mapping and navigating technology, including programs focused on novel targets and polypharmacology.
•Transformational Collaborations
We continue to advance efforts to discover new potential therapeutics with our strategic partners in the areas of fibrotic disease (Bayer) as well as neuroscience and a single indication in gastrointestinal oncology (Roche and Genentech).
•Recursion OS
◦ChemOS: We are preparing to install our automated and scalable drug metabolism and pharmacokinetics (DMPK) platform, which will allow for the processing and evaluation of compounds for protein plasma binding, microsomal stability, and cell permeability. Such continuous chemical data generation will help enable us to build machine learning approaches that predict properties for our and our partners' growing libraries of chemical compounds. Furthermore, we are implementing a unified workflow for medicinal and computational chemists to seamlessly access assay data, design molecules, and perform predictive analyses to support our internal and partnership programs.
◦Machine Learning: We continue to improve the ease, scale, and biological relevance of our machine learning models and added new benchmarking flows to evaluate how well our models recapitulate known biological relationships associated with protein complexes and pathways. We improved our machine learning models to achieve state-of-the-art results in 9 of 22 absorption, distribution, metabolism, excretion, and toxicity (ADMET) benchmark tasks from Therapeutic Data Commons, and we are leveraging them for our oncology programs.
◦Transcriptomics: We continued building out our scaled transcriptomics platform, with infrastructure, automation and operational processes that will enable the robust validation of inferences from our maps of biology and chemistry. We have now been able to carry out and analyze up to 13 thousand near-whole exomes per week, creating another growing relatable dataset that we can integrate in our Recursion OS for continued improvement of our inferences across compounds and biology at scale.
◦Compounding Cycles of Discovery: The visualization below frames how additional datasets and capabilities compound cycles of discovery to potentially translate novel insights into clinical candidates. In this technology stack graphic, bold text signifies capabilities that have been built to some meaningful scale already, italic text signifies capabilities that are in the process of being built and standard text signifies capabilities that Recursion intends to incorporate in the future.

Second Quarter 2022 Financial Results

•Cash Position: Cash, cash equivalents and investments were $515.4 million as of June 30, 2022.
•Revenue: Total revenue, consisting primarily of revenue from collaborative agreements, was $7.7 million for the second quarter of 2022, compared to $2.5 million for the second quarter of 2021. The increase was due to revenue recognized from our Roche-Genentech collaboration.
•Research and Development Expenses: Research and development expenses were $38.4 million for the second quarter of 2022, compared to $29.6 million for the second quarter of 2021. The increase in research and development expenses was primarily due to an increased number of pre-clinical assets being validated and increased clinical costs as studies progressed.
•General and Administrative Expenses: General and administrative expenses were $21.2 million for the second quarter of 2022, compared to $13.9 million for the second quarter of 2021. The increase in general and administrative expenses was due to the growth in size of the company's operations, including an increase in salaries and wages of $1.8 million, a fixed asset write-down of $2.8 million, increased rent expense of $1.0 million and other administrative costs associated with operating a public company.
•Net Loss: Net loss was $65.6 million for the second quarter of 2022, compared to a net loss of $43.4 million for the second quarter of 2021.

About Recursion
Recursion is the clinical-stage biotechnology company industrializing drug discovery by decoding biology. Enabling its mission is the Recursion OS, a platform built across diverse technologies that continuously expands one of the world’s largest proprietary biological and chemical datasets. Recursion leverages sophisticated machine-learning algorithms to distill from its dataset, a collection of trillions of searchable relationships across biology and chemistry unconstrained by human bias. By commanding massive experimental scale — up to millions of wet lab experiments weekly — and massive computational scale — owning and operating one of the most powerful supercomputers in the world, Recursion is uniting technology, biology and chemistry to advance the future of medicine.

Recursion is headquartered in Salt Lake City, where it is a founding member of BioHive, the Utah life sciences industry collective. Recursion also has offices in Toronto, Montreal and the San Francisco Bay Area. Learn more at www.Recursion.com, or connect on Twitter and LinkedIn.

Media Contact
Media@Recursion.com

Investor Contact
InvestorRelations@Recursion.com

Recursion Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Revenue
Operating revenue	$7,653	$2,500	$12,952	$5,000
Grant revenue	21	49	55	111
Total revenue	7,674	2,549	13,007	5,111

Operating costs and expenses
Cost of revenue	14,227	—	22,026	—
Research and development	38,439	29,624	70,880	53,733
General and administrative	21,199	13,854	42,273	22,791
Total operating expenses	73,865	43,478	135,179	76,524

Loss from operations	(66,191)	(40,929)	(122,172)	(71,413)
Other income (loss), net	631	(2,472)	633	(2,705)
Net loss	$(65,560)	$(43,401)	$(121,539)	$(74,118)

Per share data
Net loss per share of Class A and B common stock, basic and diluted	$(0.38)	$(0.31)	$(0.71)	$(0.91)
Weighted-average shares (Class A and B) outstanding, basic and diluted	172,212,390	138,360,646	171,455,595	81,022,240

Recursion Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	June 30,	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$453,875	$285,116
Restricted cash	1,901	1,552
Accounts receivable	21	34
Other receivables	11,659	9,056
Investments	61,561	231,446
Other current assets	16,979	7,514
Total current assets	545,996	534,718

Restricted cash, non-current	8,334	8,681
Property and equipment, net	81,508	64,725
Operating lease right-of-use assets	34,643	—
Intangible assets, net	1,233	1,385
Goodwill	801	801
Other non-current assets	—	35
Total assets	$672,515	$610,345

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,176	$2,819
Accrued expenses and other liabilities	24,361	32,333
Unearned revenue	63,781	10,000
Notes payable	93	90
Operating lease liabilities	5,242	—
Lease incentive obligation	—	1,416
Total current liabilities	96,653	46,658

Deferred rent	—	4,110
Unearned revenue, non-current	89,934	6,667
Notes payable, non-current	586	633
Operating lease liabilities, non-current	47,763	—
Lease incentive obligation, non-current	—	9,339
Total liabilities	234,936	67,407

Commitments and contingencies

Stockholders’ equity
Common stock (Class A and B)	2	2
Additional paid-in capital	959,393	943,142
Accumulated deficit	(521,619)	(400,080)
Accumulated other comprehensive loss	(197)	(126)
Total stockholders’ equity	437,579	542,938

Total liabilities and stockholders’ equity	$672,515	$610,345

Forward-Looking Statements
This document contains information that includes or is based upon "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, including, without limitation, those regarding early and late stage discovery, preclinical, and clinical programs; licenses and collaborations; prospective products and their potential future indications and market opportunities; Recursion OS and other technologies; business and financial plans and performance; and all other statements that are not historical facts. Forward-looking statements may or may not include identifying words such as “plan,” “will,” “expect,” “anticipate,” “intend,” “believe,” “potential,” “continue,” and similar terms. These statements are subject to known or unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements, including but not limited to: challenges inherent in pharmaceutical research and development, including the timing and results of preclinical and clinical programs, where the risk of failure is high and failure can occur at any stage prior to or after regulatory approval due to lack of sufficient efficacy, safety considerations, or other factors; our ability to leverage and enhance our drug discovery platform; our ability to obtain financing for development activities and other corporate purposes; the success of our collaboration activities; our ability to obtain regulatory approval of, and ultimately commercialize, drug candidates; the impact of the COVID-19 pandemic and force majeure events; our ability to obtain, maintain, and enforce intellectual property protections; cyberattacks or other disruptions to our technology systems; our ability to attract, motivate, and retain key employees and manage our growth; inflation and other macroeconomic issues; and other risks and uncertainties such as those described under the heading “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q and our Annual Report on Form 10-K. All forward-looking statements are based on management’s current estimates, projections, and assumptions, and Recursion undertakes no obligation to correct or update any such statements, whether as a result of new information, future developments, or otherwise, except to the extent required by applicable law.